Drake & Klein CPAs

EXHIBIT 23

A PCAOB Registered Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form S-1, dated May 8, 2012, of our audit report dated April 16, 2012 relative to the financial statements of Court Document Services Inc. as of December 31, 2011 and 2010 and for each of the years then ended.

We also consent to the reference to our firm under the caption "Experts" and in “Changes In and Disagreements with Accountants on Accounting and Financial Disclosure” in such Registration Statement.

/s/ Drake & Klein CPAs

Drake & Klein CPAs

f/k/a Randall N Drake CPA PA

Clearwater, Florida

May 8, 2012

PO Box 2493

2451 McMullen Booth Rd.

Dunedin, FL  34697-2493

Suite 210

727-512-2743

Clearwater, FL  33759-1362